Exhibit 10.4

PARTIAL TRANSFER AND RELEASE AGREEMENT

This Partial Transfer and Release Agreement (this “Agreement”) entered into this 3rd day of August, 2007, is made by and among those parties to a certain purchase and sale agreement, transfer and assumption agreement, and all other interrelated agreements thereto, executed July 7, 2005  (collectively, the “PSA”), namely, Calpine Gas Holdings LLC, CPN Pipeline Company, Calpine Corporation, Calpine Producer Services, L.P., Calpine Fuels Corporation and their subsidiaries and affiliates, as applicable (collectively, “Calpine”), on the one hand, and Rosetta Resources Inc., Rosetta Resources Operating LP (individually and as successor by merger with Rosetta Resources California, LLC; Rosetta Resources Rockies, LLC; Rosetta Resources Texas GP, LLC; Rosetta Resources Texas LP, LLC; and Rosetta Resources Texas LP) and Rosetta Resources Offshore, LLC and their subsidiaries and affiliates, as applicable (collectively, “Rosetta”), on the other hand.  Calpine and Rosetta are sometimes referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

A.           The PSA provided for the sale to Rosetta of ultimate ownership and control of all or substantially all of the assets comprising Calpine’s oil and gas business (the “Sale Transaction”).

B.           Among the properties to be transferred pursuant to the PSA were the properties listed on Exhibit A attached hereto (collectively, the “Properties”).

C.           On or about December 20, 2005 (the “Commencement Date”), Calpine filed petitions for relief under chapter 11 of the title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  Calpine’s chapter 11 cases are being jointly administered under Case No. 05-60200-brl (the “Chapter 11 Cases”).

D.           Because of the Chapter 11 Cases, certain issues remain open with respect to the PSA, and a number of disputes have arisen between the Parties.  Among other things, there are open issues with respect to the status of legal title to the Properties as of the Commencement Date.

E.           The Parties have reached an interim business solution in connection with the Properties for certain, but not all, of the outstanding disputes on the basis set forth in detail in this Agreement.

AGREEMENT

NOW THEREFORE, for valuable consideration as exchanged between Calpine and Rosetta in this Agreement, the Parties agree:

1.             New Marketing Agreement.  Contemporaneously with the execution of this Agreement, each Party agrees to execute, and deliver its respective counterparts of, the New Marketing Agreement attached hereto as Exhibit B (the “New Marketing Agreement”), which, among other provisions, extends the primary term for Calpine’s provision of marketing services for Rosetta until the earlier of: (i) June 30, 2009; or (ii) the date Calpine receives written notice from Rosetta of immediate expiration of the New Marketing Agreement on account of the first to occur of the following: (a) the entry by a court of competent jurisdiction of a final, nonappealable order avoiding the Sale Transaction as a fraudulent or similar transfer; or (b) the Bankruptcy Court’s authorizing Calpine to reject the PSA in whole or in part, unless Rosetta obtains a stay of the effect of such rejection order from a court of competent jurisdiction, in which case, upon the entry of a final nonappealable order authorizing Calpine to reject the PSA in whole or in part (and, in either case,Calpine exercising its authority pursuant to any such rejection order).

2.             Resolution of Outstanding Property Issues.

(a)           Contemporaneously with the execution of this Agreement, each Party agrees to execute, and deliver its respective counterparts of, all documents attached as Exhibit C and also to complete, promptly following Rosetta’s request, all necessary steps and actions and execute all other documents required to convey to Rosetta (or, as applicable, to irrevocably establish in Rosetta’s name) full legal title in and to (i) the Properties and (ii) all operating rights possessed by Calpine related to the Properties, which conveyances shall be effective, except as provided in Sections 5 and 6 hereof, on and from the “Effective Date” (as defined by the PSA), free and clear of any and all liens, claims and encumbrances arising on or after July 7, 2005 by, through or under Calpine or its actions.  The Parties acknowledge and agree that the Parties may be required to provide or execute additional documents with respect to, and to complete, conveyance of the Properties to Rosetta as may be reasonably requested by California State Lands Commission (“CSLC”), U.S. Department of Interior, Minerals Management Service (“MMS”) or Bureau of Land Management (“BLM”) (collectively, “Regulatory Authorities”) or Rosetta from time to time which the Parties shall promptly execute (not later than ten (10) days following their receipt).  A nonexclusive list of the documents required is set forth in Exhibit C attached hereto.

(b)           The Parties agree to take all reasonable steps necessary to obtain acknowledgments from applicable Regulatory Authorities that such authorities will recognize the applicable Rosetta entity as the record title owner and operator of each of the Properties as of the Effective Date.

(c)           Following receipt of all required governmental approvals of the transfer to Rosetta of legal title to the Properties, Rosetta agrees to aid and assist Calpine to secure the release of any collateral security Calpine has posted with respect to the Properties.  Rosetta agrees to execute and deliver to Calpine all documents required with respect to such release for the items as set forth in Exhibit D, copies of which have been provided to Rosetta, and also to complete all necessary steps and actions and execute all other documents required to secure the release of any collateral security Calpine has posted with respect to the Properties.  The Parties acknowledge and agree that Rosetta may be required to provide or execute additional documents to secure such releases as may be reasonably requested by Calpine from time to time which the Parties shall promptly execute (not later than ten (10) days following their receipt).  A nonexclusive list of the documents required is set forth in Exhibit D attached hereto.

3.             Assumption and Assignment of Contracts and Leases and Related Liabilities.  Subject to Section 5(b), Calpine agrees to seek Bankruptcy Court approval, as necessary, to assume pursuant to Section 365(b) of the Bankruptcy Code and assign or otherwise convey to Rosetta in accordance with Section 2 hereof, any and all interest, title or rights Calpine has in or to the Properties and any related operating rights, rights-of-ways, compensatory royalty agreements, easements and leases pertaining to the Properties.  Rosetta agrees to assume, effective as of the Assumption Date (as hereinafter defined), all cure obligations (as provided in section 365(b)(1)(A) of the Bankruptcy Code) in connection with any such assumption related to the Properties and to pay, and indemnify Calpine for, such obligations which shall be set forth or, by agreement of the Parties, otherwise provided for in the Bankruptcy Court order approving such assumption.  To the extent Rosetta disputes any cure claims asserted by any counterparties, Calpine agrees to reasonably cooperate in defending against and opposing such asserted cure claims.  “Assumption Date” shall mean: (i) for liabilities Rosetta assumed pursuant to the PSA, the effective date of such assumption as provided in the PSA; and (ii) for additional liabilities that Rosetta did not assume pursuant to the PSA but will assume pursuant to this Agreement, the effective date of such assumption agreed to by the applicable Regulatory Authority.  The Parties agree to use all reasonable efforts to include in such Bankruptcy Court order any wording as may be reasonably requested by the Regulatory Authorities or either Party, as applicable, in order to effectuate the terms of this Agreement.

4.             Assumption of Rights and Liabilities.

(a)           Effective as of the Assumption Date, Calpine agrees to assign, and Rosetta agrees to assume, all rights, obligations, duties, benefits, burdens, and claims of Calpine related to any underpayment or overpayment of monies, revenue interests, royalties or other payment obligations to the State of California, acting through the CSLC with respect to that portion of the Properties for which CSLC approvals are outstanding (collectively, the “CSLC Properties”), including without limitation: (i) the CSLC’s June 14, 2006 Audit for PRC 415.1 alleging underpayment in the amount of $643,379.92, together with any and all penalties and interest that have continued to accrue thereon; and (ii) the right to pursue, negotiate, resolve, pay any underpayments, and retain any overpayments for its own account with respect to all such CSLC Properties from and after May 1, 2000.

(b)           Effective as of the Assumption Date, Rosetta agrees to: (i) assume all of Calpine’s liabilities associated or arising in connection with the operation or Calpine’s status as lessee of the Properties (including without limitation plugging and abandonment costs and all of the liabilities for the items listed on Exhibit D attached hereto); and (ii) comply with all applicable governmental regulations associated with the Properties, including without limitation maintaining a clean-up/spill response plan for operated MMS leases as may be required by applicable law.

5.             Reservation of Rights.

(a)           Excepting the conveyance of title to the Properties and attendant rights thereto, including without limitation operating rights, as specifically provided herein, this Agreement is without prejudice to the Parties’ respective rights, defenses, arguments, remedies, claims and obligations under the PSA and applicable law.

(b)           The Parties reserve all rights to argue that any contracts or leases associated with the Properties are real property interests.  Notwithstanding the Agreement, nothing herein shall constitute an admission by either Party (or impair its right to argue otherwise) that the Bankruptcy Code mandates assumption and assignment of such leases.

6.             No Prejudice.  Notwithstanding any language herein to the contrary, nothing in this Agreement including the effectiveness of the conveyances of the Properties on the Effective Date set forth in Section 2 hereof shall prejudice, release or otherwise impair the respective rights, defenses, arguments, remedies, claims, or offsets of either the Calpine chapter 11 debtors (or their estates) or Rosetta with respect to (a) any fraudulent transfer action in connection with the Sale Transaction and defense thereto, (b) any actions to assume or reject the PSA, whether in whole or in part, and any defense or response thereto, including any claims for damages or rights of cure, whichever the case may be, relating thereto; provided, however,Calpine acknowledges and agrees that in the event it is authorized and exercises any right to hereafter reject the PSA, such rejection shall not affect in any manner Rosetta’s right, title and interest in and to the Properties, whether conveyed pursuant to this Agreement or otherwise, or (c) in connection with those remaining properties identified by Calpine as Section 365(d) leases in its Motion to Assume filed in or about June 2006 with the Bankruptcy Court and not listed on Exhibit A hereto.  Nothing herein shall impair or otherwise preclude Rosetta from asserting its rights, defenses, arguments or remedies in seeking to compel Calpine to assume or reject the PSA or Calpine from asserting any legal rights, defenses, arguments, or remedies in response thereto.

7.             Releases.

(a)           Except as otherwise provided in Section 6 and elsewhere herein (including to the extent that Calpine is subject to any claim, or liability for any claim, associated or arising in connection with the operation or Calpine’s status as lessee of the Properties), Calpine hereby releases any claims, causes of action, suits or demands that Calpine or its estate may have against Rosetta and the Rosetta signatories hereto, together with their affiliates, officers, directors, employees, agents, attorneys, and representatives, solely in connection with Rosetta’s operation, management, or control of the Properties.  For the avoidance of doubt and as set forth in Section 6 above, the release in this Section 7(a) is not a release of any assumption or rejection related rights under the PSA or any rights to prosecute any avoidance actions under sections 544, 548, and 550 of the Bankruptcy Code with respect to the entirety of the Sale Transaction under the PSA.

(b)           Except as otherwise provided in Section 6 and elsewhere herein (including without limitation to the extent Calpine has liability with respect to operating expenses, costs or other burdens of any ownership interest it maintains in respect of any unitization involving any of the Properties), Rosetta hereby releases any claims, causes of action, suits or demands that Rosetta or its assignees or successors-in-interest may have against Calpine or its affiliated chapter 11 debtors, together with their affiliates, officers, directors, employees, agents, attorneys, and representatives, solely in connection with Rosetta’s operation, management, or control of the Properties.  For the avoidance of doubt and as set forth in Section 6 above, the release in this Section 7(b) is not a release of any defenses, offsets, claims, counterclaims, arguments, cure amounts or damages arising out of or in defense to any assumption or rejection of the PSA or any avoidance actions under sections 544, 548, and 550 of the Bankruptcy Code by Calpine, its affiliated chapter 11 debtors, or their estates with respect to the entirety of the Sale Transaction under the PSA.

(c)           The Parties each acknowledge that they have been advised by their respective legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Each of the Parties, being aware of Section 1542, hereby expressly waives any and all rights it may have thereunder, as well as under any other statutes or common law principles of similar effect, with respect to the releases in this Section 7.

8.             Subsequent Transfers.  During the pendency of the any avoidance action, Rosetta agrees to provide Calpine five (5) business days’ advance written notice of any transfer or sale of any of the Properties.

9.             Entire Agreement.  Except for the PSA, this Agreement is the entire agreement between the Parties in respect of the subject matter hereof and shall not be modified, altered, amended or vacated without the prior written consent of all Parties hereto.  No statement made or action taken in the negotiation of this Agreement may be used by any Party for any purpose whatsoever.

10.           No Admissions; No Presumption Against Drafter.  This Agreement and its contents are the result of negotiations by the Parties in an effort to compromise on certain unresolved disputes.  Nothing herein shall be held to be an admission against the interests of either Party or form the basis for waiver or estoppel in connection with either Party’s legal rights, claims or defenses associated with the properties not addressed by this Agreement.  Each Party has cooperated in the drafting and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against any Party.

11.           Further Assurances.  Following the execution of this Agreement, each Party is and shall be obligated to execute and deliver such other certificates, agreements and other documents and take such other actions as may be reasonably be requested, from time to time, by any of the other Parties in order to consummate or implement to the fullest degree possible the transactions and agreements contemplated by this Agreement.  Additionally, to the extent that same relate to the Sale~~s~~ Transaction and are not included in the Bankruptcy Court’s order, pursuant to Section 365(d) of the Bankruptcy Code, dated July 12, 2006 (the “365 Order”), Rosetta agrees to assist Calpine, following the Closing Date (as defined in Section 23, supra), in Calpine’s efforts to secure release of the collateral security as described in Exhibit E attached hereto by providing records or copies of records and the use of the reasonable time of its employees in support of this objective.

12.           Recording Instruments.  Calpine authorizes Rosetta to file any and all recording instruments, conveyances and documents required to confirm and memorialize under applicable laws Rosetta’s legal interest and title in and to: (i) the Properties; and (ii) any other properties transferred from Calpine to Rosetta that were not listed in the 365 Order; as well as related agreements and contracts that have been or are being conveyed to Rosetta; provided, however, that Rosetta shall provide copies of such instruments, conveyances and documents to Calpine, and the opportunity to comment on any instruments, conveyances, or documents not attached as Exhibits hereto, at least five (5) business days before filing ; provided, further, that Rosetta shall: (a) provide at least one (1) business day’s advance written notice to Calpine regarding the nature and substance of any anticipated transactions (including without limitation communications) pursuant to that certain Limited Power of Attorney by and between Calpine Corporation and Rosetta Resources Operating, L.P., dated as of August 3, 2007; and (b) notify Calpine in writing regarding the substance of any such transactions promptly after the occurrence thereof.

13.           Notices.  Notices to the Parties under this Agreement shall be sent to:

Calpine Corporation	Rosetta Resources Inc.
Attn.: Scott Longmore	Attn.: Michael J. Rosinski
717 Texas, Suite 1000	717 Texas, Suite 2800
Houston, Texas 77002	Houston, Texas 77002

14.           Successors and Assigns.  This Agreement and all of the provisions hereof are binding upon and shall inure to the benefit of the Parties and their respective successors, assigns, agents, employees, representatives, officers, directors, partners, parent companies, subsidiaries, affiliates, assigns, predecessors-in-interest, successors-in interest, and shareholders.  Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Parties, and their successors and assigns, any rights, remedies or obligations under or by reason of this Agreement.

15.           Governing Law.  The terms of this Agreement will be governed by, and interpreted in accordance with the internal laws of, the State of Texas, without regard to the rules regarding choice of laws or conflicts of laws.

16.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.           No Waivers.  The failure of any Party to insist on performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of the Parties with respect thereto shall continue in full force and effect.

18.           Severability.  Subsequent to the Closing Date, if any part of this Agreement is found to be prohibited, unlawful, void or for any reason unenforceable, then it shall be deemed severable and separable from the remaining parts and it shall not invalidate or render unenforceable the remaining parts of this Agreement.

19.           Representations.  Each Party represents and warrants to, and agrees with, the other Party as follows:

(a)           Each Party has received or has been given full opportunity to receive independent legal advice from its attorneys with respect to the advisability of making the settlement provided for herein, and with respect to the advisability of executing this Agreement.

(b)           Neither Party (nor, without limitation, any officer, agent, employee, representative, or attorney of or for either Party) has made any statement or representation to the other Party regarding any fact relied upon in entering into this Agreement, and each Party warrants that it does not rely upon any statement, representation or promise of the other Party (or, without limitation, of any officer, agent, employee, representative, or attorney for the other Party) in executing this Agreement, or in making the settlement or granting the releases provided for herein, except as expressly stated in this Agreement.

(c)           Each Party has made such investigation of the facts pertaining to the settlement outlined above and to this Agreement, and of all the matters pertaining thereto, as it deems necessary.

(d)           In entering into this Agreement, and the settlement provided for herein, each Party assumes the risk of any misrepresentation, concealment or mistake.  If either Party should subsequently discover that any fact relied upon by it in entering into this Agreement was untrue, or that any fact was concealed from it, or that its understanding of the facts or of the law was incorrect, such Party shall not be entitled to any relief in connection therewith, including, without limitation on the generality of the foregoing, any alleged right or claim to set aside or rescind this Agreement.  This Agreement is intended to be and is final and binding between the Parties with respect to the matters set forth in this Agreement, regardless of any claims of misrepresentation, promise made without the intention to perform, concealment of fact, mistake of fact or law, or of any other circumstances whatsoever.

(e)           No Party has heretofore assigned, transferred, or granted, or purported to assign, transfer, or grant, any of the claims, demands, causes of action or rights of appeal disposed of by this Agreement.

(f)           Each term of this Agreement is contractual and not merely a recital.

20.           Fees and Expenses.  Each Party shall pay its own costs, fees and expenses (including attorneys’ fees) incurred in connection with the preparation, negotiation, and execution of this Agreement, and the documents and agreements contemplated by this Agreement, and shall not seek reimbursement thereof from the other Party.

21.           Headings.  The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

22.           Exhibits.  The exhibits attached to this Agreement are fully incorporated into and are made a part of this Agreement for all purposes.

23.           Court Approval.  This Agreement in its entirety, including the various documents delivered executed by the Parties pursuant to this Agreement are expressly subject to and contingent upon approval, by entry of a signed order, of the Bankruptcy Court (the “Approval Order”); provided, however, that approval of this Agreement shall not be construed to have any bearing on any claims or causes of action not expressly waived herein.  The date on which the Parties exchange executed copies of this Agreement and all documents listed on Exhibit C shall be the “Execution Date” for this Agreement.  The date of the entry of the Approval Order shall be the “Closing Date” for this Agreement.  Calpine agrees to take such action as reasonably may be required to promptly obtain such Bankruptcy Court approval of the Agreement and conveyance of the Properties to Rosetta free and clear of all liens, claims and encumbrances as set forth herein.  Rosetta agrees to assist Calpine in this regard.  If this Agreement is not approved by the Bankruptcy Court, or if the Approval Order is overturned or modified on appeal, then this Agreement shall be of no further force and effect and, in such event, (a) neither this Agreement nor any negotiations and writings in connection with this Agreement shall in any way be construed as or deemed to be evidence of or an admission on behalf of any Party regarding any claim or right that such Party may have against the other Party, and (b) the Parties shall otherwise be restored to the position in effect prior to the date of this Agreement.  The Parties agree to work cooperatively with the Regulatory Authorities toward the objective that, on or before the Closing Date, all Regulatory Authorities will have confirmed to the Parties that their respective ministerial approvals will be granted upon receipt of the Bankruptcy Court order approving this Agreement and their receipt, respectively, of required documents.

24.           Exchange of Executed Originals.  On the Execution Date, each of the Parties shall execute and deliver one complete set of original signature pages of this Agreement and all other documents and agreements listed on Exhibit C to the law firm representing the other Party pending the occurrence of the Closing Date.

25.           Retention of Jurisdiction.  The Bankruptcy Court shall retain jurisdiction to interpret and enforce this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

ROSETTA RESOURCES INC.

By:	/s/ Michael J. Rosinski

Name:	Michael J. Rosinski

Date:	8/3/07

ROSETTA RESOURCES OPERATING LP,
formerly known as Calpine Natural Gas L.P., and
successor by merger to Rosetta Resources California, LLC,
Rosetta Resources Rockies, LLC, Rosetta Resources Texas, GP, LLC,
Rosetta Resources Texas LP, LLC, and Rosetta Resources Texas LP

By:	/s/ Michael J. Rosinski

Name:	Michael J. Rosinski

Date:	8/3/07

ROSETTA RESOURCES OFFSHORE, LLC

By:	/s/ Michael J. Rosinski

Name:	Michael J. Rosinski

Date:	8/3/07

CALPINE CORPORATION

By:	/s/ Gregory Doody

Name:	Gregory Doody

Date:	8/3/07

CALPINE PRODUCER SERVICES, L.P.

By:	/s/ Gregory Doody

Name:	Gregory Doody

Date:	8/3/07

CALPINE FUELS CORPORATION

By:	/s/ Gregory Doody

Name:	Gregory Doody

Date:	8/3/07

CALPINE GAS HOLDINGS, L.L.C.

By:	/s/ Gregory Doody

Name:	Gregory Doody

Date:	8/3/07

CALPINE PIPELINE COMPANY

By:	/s/ Gregory Doody

Name:	Gregory Doody

Date:	8/3/07